Exhbit 99.1

For immediate release

AnythingIT Pays off Asher Enterprises Early Stage Convertible Debt

Fair Lawn, NJ. , May 28, 2014 AnythingIT (OTCBB: ANYI), announces that on May 23, 2014 it prepaid a Convertible Promissory Note in the principal amount of $ 70,212.66  due Asher Enterprises, Inc. with a maturity date of October 25, 2014 utilizing the proceeds of a new convertible debt instrument entered into with a third party on May 23, 2014.  As a result of the full payment of the obligation, the note is no longer convertible into shares of AnythingIT’s common stock.

About AnythingIT
AnythingIT is a leading IT recycler serving OEM's, Resellers, government and enterprise clients.  Services provided include: data scrubbing, shredding, inventorying, And resale.  Incorporated in 1992 the company is also a GSA Schedule Holder who has achieved E-Stewards, ISO 9001& 14001 certifications.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our ability to comply with the laws, rules and regulations related to medical marijuana, our ability to identify and consummate business combinations, our ability to raise sufficient capital to fund our business, operations and any business combinations, our ability to continue as a going concern, and a limited public market for our common stock, among other risks. AnythingIT Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and AnythingIT, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

For information, please contact:
David Bernstein
AnythingIT, Inc.
201-475-7301
daveb@anythingit.com

Corporate Headquarters 17-09 Zink Place, Unit 1 Fair Lawn, New Jersey, 07410 Toll Free: 877.766.3050